Schedule A
to the

INVESTMENT ADVISORY AGREEMENT

Dated July 23, 2010, as amended through [ ], 2015
between
American Independence Funds Trust
and
American Independence Financial Services, LLC

Pursuant to Section 4, the Trust, on behalf of the Fund, shall pay the Adviser compensation at the following annual rates:

Fund	Effective Date (a)	Annual Rate

Boyd Watterson Short-Term Enhanced Bond Fund	July 23, 2010	0.40%
Boyd Watterson Core Plus Fund	July 23, 2010	0.40%
Stock Fund	July 23, 2010	1.00%
International Alpha Strategies Fund	July 23, 2010	0.81%
Kansas Tax-Exempt Bond Fund	July 23, 2010	0.30%
U.S. Inflation-Indexed Fund	July 23, 2010	0.40%
Risk-Managed Allocation Fund	June 14, 2013	0.75%
Emerging Markets Fund	March 21, 2014	1.00%
Small Cap Value Fund	March 21, 2014	1.00%
Large Cap Growth Fund	[ ], 2015	1.00%

(a)   Effective Date refers to either the date the Investment Advisory Agreement was approved by Shareholders, or in the case of New Funds being included, the date the Board of Trustees approved American Independence as the Adviser for those Funds.

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